Exhibit 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

      This is an Employment Agreement (the "Agreement") between PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus" or the "Corporation") and Ted S. Lodge (the "Executive"), a resident of Pennsylvania.

      In consideration of the promises and mutual covenants contained in this Agreement and intending to be legally bound, Pegasus agrees to continue to employ the Executive, and the Executive hereby agrees to continue his employment relationship with Pegasus, under the following terms and conditions:

1.    Definitions.  The  following  terms,  when  used in this  Agreement  and
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initially capitalized, have the meanings assigned below:

1.1 "Base Salary" means the Executive's annual compensation as set by the Corporation in accordance with its regular compensation review practices applicable to executive officers. It does not include the value of any incentive compensation, annual incentive or other bonus, benefit or expense reimbursement.

1.2 "Board" means the Board of Directors of Pegasus Communications Corporation or, other than for purposes of Section 1.5.3, its delegee.

1.3   "Cause" means:

1.3.1 the willful or gross neglect of the Executive's duties under this Agreement, including the refusal of the Executive to follow the written directives of the Board;

1.3.2 the Executive's felony conviction; or

1.3.3 any act of willful or gross misconduct by the Executive which is materially injurious to the Corporation, monetarily or otherwise.

1.4   "CEO" means the Chief Executive Officer of the Corporation.

1.5   "Change in Control" means:

1.5.1 the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any Person other than the Principal or his Related Parties;

1.5.2 the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) any Person (other than the Executive) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more of the Voting Stock of the Corporation (measured by voting power rather than number of shares) than is at the time beneficially owned (as defined above) by the Principal and his Related Parties in the aggregate, (b) the Principal and his Related Parties collectively cease to beneficially own (as defined above) Voting Stock of the Corporation having at least thirty percent (30%) of the combined voting power of all classes of Voting Stock of the Corporation then outstanding, or (c) the Principal and his Related Parties acquire, in the aggregate, beneficial ownership (as defined above) of more than sixty-six and two-thirds percent (66-2/3%) of the shares of Class A Common Stock at the time outstanding;

1.5.3 the  first  day on  which a  majority  of the  members  of the  Board of
            Directors of the Corporation are not Continuing Directors; or

1.5.4 the adoption of a plan relating to the  liquidation  or  dissolution  of the Corporation.

1.6 "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as enacted at Sections 601, et seq., of the Employee Retirement Income Security Act of 1974, as amended.

1.7 "Continuing Directors" means, as of any date of determination, any member of the Board who (a) was a member of such Board on the date of this Agreement or
(b) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

1.8   "Effective Date" means June 1, 2002.

1.9 "Good Reason" means the occurrence (without the Executive's express written consent) of any of the following acts by the Corporation within six (6) full calendar months prior to the effective date of a Change in Control, or within two (2) years following the effective date of a Change in Control:

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1.9.1       Demotion, reduction in title, substantial reduction of position responsibilities, or substantial change in reporting responsibilities or reporting level from the Executive's position immediately prior to a Change in Control or Potential Change in Control, or assignment of duties or responsibilities inconsistent with such position, which remains uncorrected for five (5) days after the Executive provides written notice to the Corporation of such event, or which recurs after previous correction;

1.9.2 Failure by the  Corporation to obtain a satisfactory  agreement from any successor to assume and agree to perform this Agreement;

1.9.3 Relocation of the Executive's primary office more than fifty (50) miles from the Executive's current office location;

1.9.4 Reduction in the Executive's Base Salary; or

1.9.5 Reduction in or modification of the Corporation's long-term incentive plan for executive employees, or in any short-term or annual incentive or employee benefit policy or program, which remains uncorrected for five (5) days after the Executive provides written notice to the Corporation of such event, or which recurs after previous correction; provided, however, that a reduction or modification which is of general application to all other similarly situated executive employees will constitute Good Reason only if, in the aggregate, the reduction or modification may reasonably be expected to reduce the Executive's annual compensation by more than ten percent (10%).

Notwithstanding the foregoing, the Executive shall not be deemed to have terminated employment for Good Reason unless he provides the Corporation with Notice of Termination within ninety (90) days after the act giving rise to Good Reason for the termination.

1.10 "Intellectual Property" means all inventions, creations, trade secrets, patents (utility or design) and other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, plan or strategy concerning the business or interests of the Corporation that the Executive conceives, develops or delivers to the Corporation, in whole or in part, at any time during his employment with the Corporation, including without limitation, all copyrights, inventions, discoveries and improvements, trademarks, designs and all other intellectual property rights.

1.11 "LTD Plan" means the Pegasus Communications Corporation Long-Term Disability Plan, or any successor to that plan.

1.12 "Notice of Termination" means a written notice that specifies the termination provision in this Agreement upon which the party is relying and, if applicable, the facts, circumstances and reason(s) for terminating the employment relationship.

1.13 "Person" shall have the meaning defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

1.14 "Potential Change in Control" shall be deemed to have occurred if any one of the conditions set forth in any one of the following paragraphs shall have been satisfied:

1.14.1 the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

1.14.2 the Corporation or any other Person publicly announces a good faith intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

1.14.3 the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

1.15  "Principal" means Marshall W. Pagon.

1.16 "Qualifying Termination" means any termination of the Executive's employment within six (6) full calendar months prior to the effective date of a Change in Control, or within two (2) years following the effective date of a Change in Control, other than (a) a termination described in Section 5.1, 5.2 or 5.3, or (b) a termination by the Executive other than for Good Reason.

1.17 "Related Party" with respect to the Principal means (a) any immediate family member of the Principal, (b) any trust, corporation, partnership or other entity, more than 50% of the equity or beneficial interests (whether or not voting) of which are owned directly or indirectly by the Principal and/or such other Persons referred to in the immediately preceding clause (a), or (c) the estate of any Person referred to in the preceding clause (a), until such time as such estate is distributed in accordance with his or her will or applicable state law. For purposes of this definition, "immediate family member" means (i) the spouse or any parent of the Principal, (ii) any lineal descendant of a parent of the Principal, and (iii) the spouse of any such lineal descendant (parentage and descent in each case to include adoptive and step relationships).

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1.18 "Voting Stock" of the Corporation means capital stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of the Corporation.

2. Position and Duties. The Executive shall serve as Pegasus's President and Chief Operating Officer and shall have such additional titles, duties, authority and responsibilities at Pegasus and/or its subsidiaries and affiliates as the Board may reasonably prescribe or request from time to time. The Executive shall perform all of his duties and responsibilities diligently and competently, and to the best of his ability, and shall devote his full time, energies and skills to his employment under this Agreement. Nothing in this Agreement shall prevent the Executive from engaging in social, community, charitable, political, family and other similar activities, so long as those activities are not adverse to the interests of the Corporation and do not interfere with the performance of the Executive's duties under this Agreement. The Executive shall comply with all applicable employment policies and procedures of the Corporation as in effect from time to time.

3. Term. Subject to Section 5 below, the Executive's term of employment under this Agreement shall begin on the Effective Date and shall expire on May 31, 2005; provided, however, that commencing on the second anniversary of the Effective Date and on each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year (so that the then remaining term is two (2) years), unless, not later than ninety (90) days prior to any such anniversary date, either party provides written notice that it does not wish to extend the Agreement; and provided, further, that the Corporation may not provide notice of nonrenewal during the pendency of, or within one year following, a Potential Change in Control.

4.    Compensation  and Benefits.  Subject to Section 5, the  Executive  shall
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be entitled to the following compensation and benefits:

4.1 Base Salary. During his employment under this Agreement, Pegasus shall pay to the Executive a Base Salary at an annual rate of no less than the Executive's current annual base salary with the Corporation, payable in accordance with the Corporation's policies applicable to the Corporation's officers from time to time. The Corporation will review at least annually and may increase, but not decrease, the Executive's Base Salary.

4.2 Incentive Compensation. During the term of this Agreement, the Board shall have the discretion to award the Executive short-term or annual incentive compensation under the Corporation's Short-Term Incentive Plan ("STIP"), or any successor plan, subject to the terms and conditions of such plan. In addition, the Executive shall be entitled to participate in any long-term incentive plan ("LTIP") available to executive officers of the Corporation, subject to the terms and conditions of such plan. Nothing in this Agreement shall limit the Corporation's right to amend or terminate the STIP or LTIP.

4.3 Employee Benefits. In addition to Base Salary, the Executive shall be entitled to participate in the Corporation's employee benefit plans and perquisites that are generally available to the Corporation's executive officers from time to time, which shall include a short-term disability benefit providing payments to a disabled participant during the LTD Plan elimination period at the rate of one-hundred percent (100%) of Base Salary. All benefits and perquisites provided under this Agreement are subject to the terms and conditions of the applicable benefit plans or programs, and nothing in this Agreement shall limit the Corporation's right to amend or terminate any employee benefit plan or program. The Executive shall not be eligible to participate in any severance program of general applicability maintained for Pegasus employees or officers. In addition to the Corporation's employee benefit plans and perquisites that are generally available to the Corporation's executive officers from time to time, the Executive shall also be entitled to the following benefits:

4.3.1 Supplemental life insurance coverage in an amount determined by the Compensation Committee of the Board of Directors, which shall be in the amount of term life insurance that could be purchased for aggregate premiums and tax gross up of approximately $15,000 annually; and

4.3.2 Supplemental long-term disability coverage of $15,000 per month, the aggregate premiums and tax gross up for which shall not exceed $15,000 annually.

4.4 Reimbursement of Expenses. Pegasus will reimburse the Executive for expenses that he reasonably and properly incurs in performing his duties, as well as unreimbursed expenses incurred while serving as the director of such business corporations as the CEO may approve, so long as he incurs and accounts for those expenses in accordance with the Corporation's expense reimbursement policy in effect from time to time.

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5.    Termination.
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5.1 Death. The Executive's employment under this Agreement shall terminate upon the Executive's death. If the Executive's employment terminates as a result of his death, the Executive's estate (or his beneficiary, as may be appropriate) shall be entitled to receive:

5.1.1 any Base Salary earned to the date of the  Executive's  termination,  to the extent theretofore unpaid;

5.1.2 any STIP or LTIP award earned to the date of the Executive's termination, but solely to the extent provided under the terms of the respective plan;

5.1.3 any  expense  reimbursement  to which the  Executive  is entitled at the time of termination under Section 4.4; and

5.1.4 any other benefits payable under any employee benefit plan of the Corporation in which the Executive participated at the time of his termination.

5.2 Disability. If the Executive is unable to perform his duties under this Agreement due to a disability which entitles him to benefits under the Pegasus Communications Corporation short-term disability plan or LTD Plan, the Corporation may place the Executive on unpaid leave of absence in accordance with its normal employment practices. If the Executive becomes eligible for benefits under the LTD Plan, the Corporation may terminate this Agreement in accordance with its normal employment practices by giving advance Notice of Termination to the Executive. Such termination shall be effective as of the date set forth in the Notice, and the Executive shall be entitled to the payments and benefits set forth in Section 5.1 as of the date of termination. The Corporation will not be deemed to have terminated the Executive's employment, or be in breach of this Agreement, as a result of assigning to another person any duties or responsibilities of the Executive which the Executive is not capable of performing due to disability.

5.3 For Cause by Pegasus. Pegasus may terminate the Executive's employment under this Agreement at any time for Cause by giving Notice of Termination to the Executive. Such termination will be effective as of the date of such Notice. Upon termination of employment for Cause, the Executive shall be entitled to the payments set forth in Section 5.1 as of the date of termination, and the Corporation shall have no further obligations under this Agreement except as may be provided under any applicable employee benefit plan of the Corporation.

5.4 Other Than for Cause by Pegasus. Pegasus may terminate the Executive's employment under this Agreement at any time for reasons other than Cause by giving advance Notice of Termination to the Executive. Such termination will be effective as of the date set forth in such Notice. Except as provided in Section
5.6 or 6, and subject to the restrictions below, if the Corporation terminates the Executive's employment without Cause, the Corporation shall pay the Executive the following amounts or benefits:

5.4.1 the payments set forth in Section 5.1 as of his date of termination;

5.4.2 an amount equal to two (2) times his annual Base Salary in effect on the date of the Notice of Termination, payable in twenty-four (24) equal monthly installments during the twenty-four (24) month period following such termination (the "Severance Period");

5.4.3 an amount equal to two (2) times the average annual amount of the Executive's annual award payments under the STIP for the three (3) year period ending with the calendar year preceding the date of termination, payable in twenty-four (24) equal monthly installments during the Severance Period. If, however, the Executive has not received annual incentive payments for each year in such three (3) year period, then the average shall be determined based on the actual number of years for which the Executive has received annual incentive payments during such lesser period for which annual incentive payments have been made or credited;

5.4.4 continuation of coverage for health, dental and/or vision benefits for the Executive and any covered beneficiary during the twenty four
            (24) month period following the Executive's termination of employment (as such coverage may be amended from time to time for similarly situated executive officers who continue in employment); provided, however, that, as a condition for such coverage: (a) the Executive shall elect to continue such coverage (for himself and any qualified beneficiary) during the applicable COBRA period, and (b) the Executive shall continue to pay the amount from time to time payable for such coverage by similarly situated executive officers who continue in employment, which amount may be withheld from the payments under Section 5.4.2;

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5.4.5       a lump sum payment equal to (a) the aggregate taxable cost of coverage provided under Section 5.4.4 not paid by the Executive, divided by (b) sixty five hundredths (.65). This amount shall be paid prior to the end of the Severance Period; and

5.4.6 professional outplacement assistance, provided by an executive outplacement firm acceptable to the Executive, for such level and duration, as the Corporation reasonably determines to be commensurate with the Executive's salary and position; provided, however, that the cost to the Corporation of such outplacement assistance shall not exceed $25,000.

In addition to the foregoing, if the Participant's termination of employment is, in the good faith determination of the Corporation, attributable to a reduction in force, sale or closure of a division or other business unit, corporate downsizing, or other economic reason, all outstanding stock options held by the Executive at the time of termination shall become immediately vested and exercisable. In the case of any termination not described in the preceding sentence, the Executive shall be vested in his then outstanding stock options in accordance with the vesting schedule applicable to such options, as though the Executive terminated employment on the vesting date immediately following such termination, and any unvested options shall expire in accordance with their terms. Nothing in this paragraph shall extend the time for exercising any stock options beyond the period after the date of the Participant's termination of employment provided in the applicable option agreement.

Notwithstanding the foregoing, no severance payment shall be due or owing under Sections 5.4.2 to 5.4.6, inclusive, if the Executive declines to sign and return the Waiver and Release Agreement set forth in Appendix A hereto within the time specified by the Corporation after termination of employment (but in no event less than twenty one (21) days), or revokes or attempts to revoke such Waiver and Release Agreement. Prior to a Change in Control or Potential Change in Control, the Corporation may amend Appendix A from time to time to address changes in applicable law, provided that any such amendment is uniformly applicable to executive officers of the Corporation.

5.5 Voluntary Resignation or Retirement by Executive. The Executive may terminate his employment under this Agreement at any time and for any reason by giving the Corporation Notice of Termination at least ninety (90) days before such termination is to become effective. On or after receipt of written notice of resignation or retirement by the Executive (whether or not such notice complies with the requirements for Notice of Termination under this Section 5.5), the Corporation may, in its discretion, terminate the Executive's employment prior to expiration of the ninety (90) day period, which termination will be treated as voluntary resignation by the Executive for purposes of this Agreement. If the Executive voluntarily terminates his employment with the Corporation or retires, he shall be entitled only to the payments set forth in
Section 5.1. If, however, the Executive resigns for Good Reason in a Qualifying Termination under Section 6, then the termination provisions set forth in
Section 6 shall apply.

5.6 Nonrenewal. Except as provided in Section 6 below, if the Executive's employment is terminated concurrent with expiration of the Agreement because the Corporation declines to renew the Agreement at the expiration of the initial term or any renewal term prior to the Executive's Normal Retirement Date (as defined in the Pegasus 401(k) Plan), then the Corporation will pay the Executive the following amounts:

5.6.1 the  payments  set forth in Section  5.1 as of his date of  termination;
            and

5.6.2 an amount equal to one (1) times his annual Base Salary in effect on the date of termination, payable in twelve (12) equal monthly installments during the twelve (12) month period following such termination.

If the parties have not otherwise agreed to the terms of a new agreement, or to the extension or renewal of this Agreement, before the end of the applicable term, this Section 5.6 shall not apply if the Corporation has made a written offer to the Executive, prior to the expiration of the applicable term, to extend the Executive's employment for a subsequent term upon terms at least as favorable to the Executive as provided under the Agreement as then in effect, and such offer remains effective on the last day of the applicable term. Nothing in this Section 5.6 precludes the Corporation from terminating the Executive's employment at any time, in which event Section 5.3 or 5.4 (whichever is applicable) shall apply in lieu of this Section 5.6.

5.7 Effect of Termination on Payments and Benefits. Except as provided in this Agreement or under any applicable employee benefit plan, all obligations of the Corporation to the Executive, or to his estate or beneficiary, shall cease when the employment relationship terminates, regardless of the reason for such termination.

5.8 Withholding. All payments under this Agreement shall be subject to such withholding of federal, state, city or other taxes as the Corporation reasonably determines may be required by law or governmental regulation or ruling. Prior to a Change in Control, the Corporation may offset severance payments under this


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Agreement for any expense advances or other indebtedness to the Corporation evidenced in a writing signed by the Executive.

6.    Change  in  Control.   The  following   provisions   shall  apply  if  a
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termination otherwise described in Section 5.4, 5.5 or 5.6 constitutes a
Qualifying Termination.

6.1 Amount of Change in Control Severance. If the Executive's employment terminates in a Qualifying Termination, then in lieu of the severance and other benefits that would otherwise be payable to the Executive under Section 5.4, 5.5 or 5.6, whichever is applicable, the Executive shall receive the following amounts in a single lump sum payment (or in the case of the benefits described in Section 6.1.4 and 6.1.6, such benefits shall commence to be provided) within thirty (30) days after the effective date of the Waiver and Release Agreement described below:

6.1.1 the payments set forth in Section 5.1 as of his date of termination, including any STIP and LTIP amounts earned by the Executive with respect to the year preceding termination to the extent not previously paid;

6.1.2 an amount equal to three (3) times his annual Base Salary in effect at (a) the date of termination, (b) if applicable, immediately prior to the event identified in the Notice of Termination as Good Reason for such termination, or (c) immediately prior to the Change in Control, whichever is greatest;

6.1.3 an amount equal to three (3) times the average annual amount of the Executive's annual award payments under the STIP for the three (3) year period ending with the calendar year preceding (i) the date of termination, (ii) if applicable, the event identified in the Notice of Termination as Good Reason for such termination, or (iii) the Change in Control, whichever produces the greatest average annual incentive. If, however, the Executive has not received annual incentive payments for each year in such three (3) year period, then the average shall be determined based on the actual number of years for which the Executive has received annual incentive payments during such lesser period for which annual incentive payments have been made or credited;

6.1.4 continuation of coverage for health, dental and/or vision benefits for the Executive and any covered beneficiary during the thirty six
            (36) month period following the Executive's termination of employment (as such coverage may be amended from time to time for similarly situated executive officers who continue in employment); provided, however, that (a) as a condition for such coverage, the Corporation may require the Executive to elect to continue such coverage (for himself and any qualified beneficiary) under COBRA at any time during the benefit continuation period, but without liability for premium payments, and (b) coverage hereunder shall terminate upon the Executive becoming covered under another group health plan under circumstances permitting termination of coverage under COBRA;

6.1.5 a lump sum payment equal to (a) the aggregate taxable cost of coverage provided under Section 6.1.4 not paid by the Executive, divided by (b) sixty five hundredths (.65); and

6.1.6 professional outplacement assistance, provided by an executive outplacement firm acceptable to the Executive, for such level and duration, as the the Corporation reasonably determines to be commensurate with the Executive's salary and position; provided, however, that the cost to the Corporation of such outplacement assistance shall not exceed $25,000.

Notwithstanding the foregoing, no severance payment or benefit shall be due or owing under Sections 6.1.2 to 6.1.6, inclusive, or Section 6.2, if the Executive declines to sign and return the Waiver and Release Agreement set forth in Appendix A hereto within the time specified by the Corporation after termination of employment (but in no event less than twenty one (21) days), or revokes or attempts to revoke such Waiver and Release Agreement.

6.2 Employee Benefits. If the Executive's employment terminates in a Qualifying Termination, the Executive shall become immediately fully vested in all outstanding option shares. Except as provided herein, the Executive's employment shall be deemed to have terminated for purposes of all other employee benefit plans of the Corporation upon his actual date of termination, and the Executive's right to any benefits thereunder shall be governed by the terms of the respective employee benefit plans.

6.3 Limitation on Parachute Payments. If any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Corporation or any subsidiary (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the "Excise Tax") imposed under
Section 4999 of the Code (or any similar tax that may hereafter be imposed), the

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provisions of this Section 6.3 shall apply to determine the amounts payable to the Executive pursuant to this Agreement. This Section 6.3 shall not apply if
Section 280G of the Code does not apply to payments made by the Corporation.

6.3.1 Immediately following delivery of any Notice of Termination, or after the date of the Executive's actual date of termination, if applicable, the Corporation shall notify the Executive of the aggregate present value of all benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected or actual date of termination, together with the projected maximum payments, determined as of such projected or actual date of termination, that could be paid without the Executive being subject to the Excise Tax.

6.3.2 If the aggregate value of all Covered Payments to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Corporation exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax, then the amounts payable to the Executive under
            Section 6 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). If the Executive receives reduced benefits hereunder, the Executive shall have the right to designate which of the benefits otherwise provided for in this Agreement he will receive in connection with the application of the Payment Cap.

6.3.3 For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                  (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Corporation's independent certified public accountants appointed prior to the Change of Control or tax counsel selected by such accountants (the "Accountants"), the Corporation has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (ii) the value of any non-cash payments or any deferred payments shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

6.3.4 If the Executive receives reduced benefits under this Section 6.3 (or this Section 6.3 is determined not to apply to the Executive because the Accountants conclude that the Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and the Corporation in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of
            Section 280G of the Code paid to the Executive or for the Executive's benefit are in an amount that would result in the Executive being subject to an Excise Tax, the Executive will still be subject to the Payment Cap under the provisions of Section 6.3.2, and the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Corporation on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced benefits by reason of this Section 6.3 and it is established pursuant to a Final Determination either that the Executive could have received a greater amount without exceeding the Payment Cap or that the benefits granted to the Executive were not subject to the provisions of Sections 280G and 4999, then the Corporation shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Corporation.

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

7. Confidential Information. Except as required in the performance of his duties to Pegasus under this Agreement, the Executive shall not, during or after the term of this Agreement, use for himself or others, or disclose to others, any confidential information of or about the Corporation or any of its affiliates, including information and knowledge pertaining to products and services, ideas, plans, trade secrets, know-how, proprietary information, advertising, distribution and sales methods and systems, sales figures, customer and account lists, and the relationships between the Corporation, its affiliates, and their accounts, clients and suppliers, unless authorized in writing to do so by the Corporation. The Executive understands that this undertaking applies to information of either a technical or commercial or other nature and that any information not made available to the general public is to be considered confidential. The Executive acknowledges that such confidential information as is acquired and used by the Corporation or its affiliates is a special, valuable and unique asset. All records, files, materials and confidential information obtained by the Executive in the course of his employment with the Corporation are confidential and proprietary and shall remain the exclusive property of Pegasus or its affiliates, as the case may be. However, this provision shall not preclude the Executive from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, provided that the Executive immediately notifies the Corporation of such request in order to provide the Corporation an opportunity to object to such request in the appropriate forum and to obtain a ruling on such objection.

8. Return of Documents and Property. Upon the termination of the Executive's employment (regardless of reason), or at any time upon the request of the Corporation, the Executive (or his heirs or personal representative) shall deliver to the Corporation all property belonging to it, including without limitation, any automobile(s), computer programs or equipment, cellular telephones, beepers or other property belonging to the Corporation, and documents, property and data of any nature and in any form, including electronic or magnetic form, and rolodex files, reflecting any confidential information described in Section 7.

9. Noncompetition; Nonsolicitation. For one calendar year following termination of the Executive's employment under Section 5.5 (other than for Good Reason in a Qualifying Termination), the Executive agrees that he will not, without the prior written consent of the CEO, directly or indirectly, whether as a principal, agent, employee, consultant, contractor, advisor, representative, stockholder (other than as a holder of an interest of five percent (5%) or less in the equity of a publicly traded corporation), or in any other capacity:

(a) own, have any interest in, or provide services, advice or assistance to, any business, person or entity which engages directly or indirectly in the business of providing or selling satellite television within the United States;

(b)   offer employment to or hire any employee of the Corporation; or

(c) intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with the Corporation, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship.

By entering into this Agreement, the Executive acknowledges that these prohibitions are reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect the Corporation's goodwill, proprietary information and business interests. The Executive agrees that this Agreement provides enhanced protections and benefits to which he was not otherwise entitled prior to its execution and that such protections and benefits constitute valuable consideration sufficient to support the non-competition and non-solicitation obligations described above.

10. Intellectual Property. All Intellectual Property shall be considered work made for hire by the Executive and owned by the Corporation. The Executive agrees to perform, upon the request of the Corporation, during or after his employment, such acts as may be necessary or desirable to transfer, perfect and defend the Corporation's ownership and any resulting registrations of the Intellectual Property.

11. Disparagement. The Executive agrees not to make any derogatory, unfavorable, negative or disparaging statements concerning the Corporation and its affiliates, officers, directors, managers, employees or agents, or its or their business affairs or performance. This provision shall not be construed to limit the Executive's ability to give non-malicious and truthful testimony should you be subpoenaed to do so by competent authority having jurisdiction.

12. Enforcement. Any claim arising out of or relating to this Agreement or the Executive's employment with the Corporation or the termination thereof, other than an action for injunctive relief as provided below, shall be resolved by confidential, final and binding arbitration conducted before one arbitrator (or, at the Corporation's election, a panel of three arbitrators) in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") to be held in Philadelphia, Pennsylvania, under the then-existing AAA rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. Judgment upon the award rendered by the arbitrator(s) may be

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

entered in any court having jurisdiction thereof. The Corporation shall bear the arbitrator's fee and costs. In addition, the Corporation shall promptly pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the Executive or his beneficiaries in resolving any claim hereunder in which the Executive or his beneficiaries shall prevail. In all other cases the parties shall bear their own costs and expenses, except that the Executive shall pay all costs and expenses, including, without limitation, reasonable attorney's fees incurred by the Corporation in resolving such claim if the arbitrator(s) determine such claim to have been brought by the Executive in bad faith or without any reasonable basis. Notwithstanding the foregoing, the parties agree that any breach of Section 7, 9, 10 or 11 above is likely to cause irreparable injury to the Corporation and that damages for any breach of Section 7, 9, 10 or 11 are difficult to calculate. Therefore, upon breach of Section 7, 9, 10 or 11 hereof, the Corporation shall, at its election, be entitled to injunctive and other equitable relief from a court or such other relief or remedies, including damages, to which it may be entitled, and shall not be required to submit the matter to arbitration.

Notwithstanding the foregoing, following the occurrence of a Change in Control, the Corporation shall reimburse the Executive for the attorney and/or accounting fees and costs reasonably incurred by the Executive (a) in assessing whether the Excise Tax calculation performed under Section 6.3 was correct and/or (b) in enforcing his rights under this Agreement; provided, however, that the Corporation shall not be required to pay any such fees or costs incurred in connection with a claim pursued by the Executive (or his attorney) in bad faith or without reasonable basis.

13. Indemnity. Pegasus shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Corporation or any of its subsidiaries, or in any other capacity in which the Executive served at the request of the Corporation, to the greatest extent permitted under the by-laws of the Corporation at the time such claim, loss or cause of action is asserted.

14. Notices. All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when mailed, return receipt requested, or couriered by overnight delivery service, return receipt requested, or personally delivered, either to the party or at its respective address set forth below (or to such other address as a party shall designate by notice hereunder):

            If to Pegasus:

                  Pegasus Communications Corporation
                  225 City Line Ave.
                  Bala Cynwyd, PA  19004

            If to the Executive:

                  Ted S. Lodge
                  9159 Green Tree Road
                  Philadelphia, PA  19118

15. No Mitigation. Executive shall have no duty to mitigate the Corporation's obligation with respect to the termination payments set forth herein by seeking other employment following termination of his or her employment, nor shall such termination payments be subject to offset or reductions by reason of any compensation received by Executive from such other employment. The Corporation's obligations to make any payments hereunder shall not terminate in the event Executive accepts other full time employment.

16.   Amendments.  This Agreement may be amended,  modified or superseded only
      ----------
by a written instrument executed by both of the parties hereto.

17.   Binding  Effect.  This Agreement shall inure to the benefit of and shall
      ---------------
be binding upon Pegasus and the Executive and their respective heirs, executors, personal representatives, successors and permitted assigns.

18. Assignability. This Agreement will be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Corporation" for the purposes of this Agreement, other than for purposes of Section 1.5), but will not otherwise be assignable or delegable by the Corporation. The Corporation will require any such successor, by agreement in form and substance identical hereto, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Agreement will inure to the benefit of and be enforceable by, if then applicable, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but shall not otherwise be assignable by the Executive, whether by pledge, creation of a security interest or otherwise.

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

19.   Governing  Law.  This  Agreement  shall be  governed  by the laws of the
      --------------
Commonwealth of Pennsylvania.

20. Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

21. Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. The failure of either party at any time to require performance of any provision of this Agreement shall not affect such party's right at a later time to enforce such provision. No consent or waiver by either party to any default or to any breach of a condition or term in this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

22. Invalidity of Portion of Agreement. If any provision of this Agreement or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date stated below effective as stated herein.



PEGASUS COMMUNICATIONS CORPORATION



By: /s/ Mark Pagon                        Date:  August 14, 2002



EXECUTIVE



By: /s/ Ted S. Lodge                      Date:  July 21, 2002




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